Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2006, relating to the financial statements of Petrohawk Energy Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 17, 2006